                            DISTRIBUTION AGREEMENT


                  THIS AGREEMENT entered into as of the 31st day of May, 1997 by and between MAS FUNDS, a Pennsylvania business trust located at One Tower Bridge, West Conshohocken, Pennsylvania 19428 (the "Fund"), and MAS FUND DISTRIBUTION, INC., a Pennsylvania corporation located at One Tower Bridge, West Conshohocken, Pennsylvania 19428 (the "Distributor").

                             W I T N E S S E T H :

                  In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually covenant and agree as follows:

                  1. The Fund hereby appoints the Distributor as agent of the Fund to effect the continuous sale and public distribution of shares of beneficial interest of the Fund.

                  2. The Distributor shall be the exclusive agent for the Fund for the sale of its shares. The Fund agrees that it will not sell any shares to any person except to fill orders for the shares received through the Distributor; provided, however, that the foregoing exclusive right shall not apply: (a) to shares issued or sold in connection with the merger or consolidation of any other investment company with the Fund or the acquisition by purchase or otherwise of all or substantially all of the outstanding shares of any such company by the Fund; (b) to shares which may be offered by the Fund to its shareholders for reinvestment of cash distributed from capital gains or net investment income of the Fund; (c) to shares which may be issued to shareholders of a Portfolio of the Fund who exercise any exchange privilege set forth in a Prospectus of the Fund; (d) to shares issued to existing shareholders as the result of a stock split; or (e) to shares which the Fund otherwise may issue directly to registered shareholders pursuant to authority of its Board of Trustees.

                  3. The Fund hereby authorizes the Distributor to use its best efforts to solicit orders for the sale of its shares in accordance with the following schedule of prices:

                  The applicable price will be the net asset value per share next calculated after receipt and acceptance by the Fund of a proper offer to purchase, determined in accordance with the Declaration of Trust, By-Laws, Registration Statement and Prospectus of the Fund.

                  4. Orders for the purchase of shares placed by the Distributor shall be subject to the provisions of Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc., the provisions of which are hereby incorporated by reference.

                  5. The Fund agrees to prepare and file Registration Statements with the Securities and Exchange Commission (the "SEC") and the Securities Departments of the various states and other jurisdictions in which the shares may be offered, at its own expense, and do such other things and to take such other actions as may be mutually agreed upon by and between the parties as shall be reasonably necessary in order to effect the registration and the sale of the Fund's shares. The Distributor shall cooperate with the Fund in the preparation and filing of applications for registration and qualification of the shares under applicable law.

                  6. At its own expense, the Fund shall print and provide the Distributor with such quantities of its current Prospectuses, Statement of Additional Information (hereinafter collectively, the "Prospectus") and reports to shareholders as the Distributor may reasonably request in connection with the registration of the Fund's shares under federal and state laws, and all applicable federal or state filing requirements.

                  7. Normally, the Fund shall not direct or exercise any control over the time and place of solicitation, the persons to be solicited, or the manner of solicitation; but the Distributor agrees that solicitations shall be in a form acceptable to the Fund and shall be subject to such terms and conditions as may be prescribed from time to time by the Fund, the Registration Statement, the Prospectus, the Declaration of Trust, and By-Laws of the Fund, and shall not violate any provision of the laws of the United States or of any other jurisdiction to which solicitations are subject, or violate any rule or regulation promulgated by any lawfully constituted authority to which the Fund or Distributor may be subject.

                  8. (a) The Fund appoints and designates the Distributor as agent of the Fund and the Distributor accepts such appointment and agrees to transmit any orders received by it for purchase or redemption of Fund shares to the Fund's transfer and dividend disbursing agent, or any other party of which the Fund has notified the Distributor in writing.

                     (b) In connection with such purchases and redemptions, the Fund authorizes and designates the Distributor to take any action, and to make any arrangements for the collection of purchase monies or for the payment of redemption proceeds authorized or permitted to be taken or made in accordance with the Investment Company Act of 1940 (the "1940 Act") and as set forth in the Declaration of Trust, By-Laws and the then-current Prospectus of the Fund.

                     (c) The authority of the Distributor under this paragraph 8 may, with the consent of the Fund, be redelegated in whole or in part to another person or firm. If, consistent with this paragraph, the Distributor enters into selling agreements with other brokers or dealers as selling agents or selected dealers, it agrees to do so on a form approved by the Fund's officers.

                     (d) The authority granted in this paragraph 8 may be suspended by the Fund at any time or from time to time pursuant to the provisions of its Declaration of Trust until further notice to the Distributor. The President or any Vice President of the Fund shall have the power granted by said provisions. After any such suspension, the authority granted to the Distributor by this paragraph 8 shall be reinstated only pursuant to a written instrument executed by the Fund's President or any Vice President.

                  9. The Distributor shall keep and maintain adequate records in respect of its activities which further the sale of shares.

                  10. The Distributor agrees that it will not place orders for more shares than are required to fill the requests received by it as agent of the Fund and that it will expeditiously transmit all such orders to the Fund. The Distributor further agrees that it will act only on its own behalf as principal should it choose to enter into selling agreements with selected dealers or others.

                  11. This Agreement shall become effective as of the date first written above and shall continue in effect for a period of two (2) years from its effective date and shall continue each year thereafter provided such continuance is approved, at least annually, by the Board of Trustees of the Fund, including a majority of those Trustees who are not "interested persons" of any party to this Agreement voting in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated by either party hereto without penalty upon sixty (60) days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment, unless the SEC has issued an order exempting the Fund and the Distributor from the provisions of the 1940 Act, as amended, which would otherwise have effected the termination of this Agreement.

                  12. No amendment to this Agreement shall be executed or become effective unless its terms have been approved: (a) by a majority of the Trustees of the Fund or by the vote of a majority of the outstanding voting securities of the Fund, and (b) by a majority of those Trustees who are not interested persons of the Fund or of any party to this Agreement.

                  13. The Fund and the Distributor hereby each agree that all literature and publicity issued by either of them referring directly or indirectly to the Fund or to the Distributor shall be submitted to and receive the approval of the Fund and the Distributor before the same may be used by either party.

                  14. The Distributor agrees to use its best efforts with respect to its duties under this Agreement; provided that nothing contained in this Agreement shall make the Distributor or any of its officers and directors or shareholders liable for any loss sustained by the Fund or the Fund's officers, Trustees or shareholders, or by any other person on account of any act done or omitted to be done by the Distributor under this Agreement; and provided further, that nothing herein contained shall protect the Distributor against any liability to the Fund or to any of its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties as Distributor or by reason of its reckless disregard of its obligations or duties as Distributor under this Agreement. Nothing in this Agreement shall protect the Distributor from any liabilities which it may have under the Securities Act of 1933 or the 1940 Act.

                  15. It is understood and expressly stipulated that none of the Trustees, officers, agents or shareholders of the Fund shall be held personally liable hereunder for any obligations entered into on behalf of the Fund, and further, that all persons dealing with the Fund must look solely to the property of the Fund for the enforcement or satisfaction of any claims against the Fund. No Portfolio of the Fund shall be liable for any claims against any other series or portfolio of the Fund.

                  16. As used in this Agreement the terms "interested persons," "assignment," and "majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act, as currently in effect.

                  17. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent such laws are preempted by the 1940 Act.

                  18. Any notice required to be delivered hereunder shall be sent via first class mail to the address of the party as set forth above.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers on the day and year above written.

Attest:                                     MAS FUNDS


Christine M. McCann                         /s/Richard J. Shoch
-------------------                         -----------------------------------
                                            By: Richard J. Shoch
                                            Title: Assistant Secretary


Attest:                                     MAS FUND DISTRIBUTION, INC.


Christine M. McCann                         /s/Lorraine Truten
-------------------                         -----------------------------------
                                            By: Lorraine Truten
                                            Title: President